Exhibit 4.11


                                                CERTIFIED TRUE COPY
                                                Norton Rose
                                                ----------------------
                                                NORTON ROSE
                                                KEMPSON HOUSE
                                                CAMOMILE STREET
                                                LONDON EC3A 7AN
                                                8 August 2006

                                   Guarantee

                                                                  15 March 2006


To: KOMARF HOPE 27 Shipping Company (the "Beneficiary")


1 In consideration of (i) the Beneficiary, which expression includes its successors and assignees), at our request, agreeing to let the m.v. "Priceless" (the "Ship") to KISAVOS SHIPPING CO. LTD (the "Charterer", which expression includes its successors and assigns) pursuant to a "Barecon 2001" bareboat charter dated 9 March 2006 (as amended and supplemented from time to time, the "Charter") between the Beneficiary and the Charterer and (ii) US$1 and other good and valuable consideration (the receipt and adequacy of which is hereby acknowledged) we, TOP TANKERS INC. (the "Guarantor") irrevocably and unconditionally guarantee the due and punctual payment of all sums payable by the Charterer to the Beneficiary under or pursuant to the Charter (including, without limitation, all charterhire, interest, fees, costs, charges and expenses) together with interest to the date of payment (as well after as before judgment) at such rates and upon such terms as may from time to time be expressed to be payable by the Charterer and any damages (whether liquidated or otherwise for breach of the Charter) on a full and unqualified indemnity basis and undertake that if for any reason the Charterer shall fail to pay any sums due under or pursuant to the Charter on the due date of payment thereunder the Guarantor shall, on demand by the Beneficiary, unconditionally pay such sum to the Beneficiary.

2 As a separate and independent stipulation, the Guarantor irrevocably and unconditionally agrees that if any purported obligation or liability of the Charterer which would have been the subject of this Guarantee had it been valid and enforceable is not or ceases to be valid or enforceable against the Charterer on any ground whatsoever whether or not known to the Beneficiary (including, without limitation, any irregular exercise or absence of any corporate power or lack of authority of, or breach of duty by, any person purporting to act on behalf of the Charterer or any legal or other limitation, whether under the Limitation Acts or otherwise or any disability or incapacity or any change in the constitution of the Charterer) the Guarantor shall nevertheless be liable to the Beneficiary in respect of that purported obligation or liability as if the same were fully valid and enforceable and the Guarantor were the principal debtor in respect thereof. The Guarantor hereby agrees to keep the Beneficiary fully indemnified on demand against all damages, losses, costs and expenses arising from any failure of the Charterer to perform or discharge any such purported obligation or liability or from any invalidity or unenforceability of any of the same against the Charterer.

3 The Guarantor's liability under this Guarantee shall not be discharged in whole or in part or otherwise be affected in any way by reason of (a) the Beneficiary giving the Charterer time or any other concession or taking, holding, varying, realising or not enforcing any other security for the liabilities of the Charterer under the Charter, (b) any legal limitation or incapacity relating to the Charterer, (c) the invalidity or unenforceability of the obligations of the Charterer under the Charter or
     (d) any other act or omission of the Beneficiary or any other circumstances which but for this provision would discharge the Guarantor and any moneys expressed to be payable by the Charterer under the terms of the Charter which may not be recoverable from the Charterer for any such reason shall be recoverable by the Beneficiary from the Guarantor as principal debtor.

4 This Guarantee shall expire upon termination by effluxion of time of the Charter or otherwise in circumstances where all obligations of the Charterer shall have been irrevocably and unconditionally discharged in full.

5 The Beneficiary may enforce this Guarantee without first making demand on, or taking any proceeding against, the Charterer.

6 All payments by the Guarantor hereunder shall be made without set-off or counterclaim and, subject to paragraph 7 hereof, free and clear of any deductions or withholdings in United States Dollars in same day funds (or such other funds as may then be customary for the settlement of international bank transactions in the relevant currency) not later than 10am (local time in the place of payment) on the due date to the account of the Beneficiary notified to the Guarantor by the Beneficiary.

7 If at any time the Guarantor is required to make any deduction or withholding in respect of any taxes (which for the purpose of this Guarantee includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof) from any payment due under this Guarantee, the sum due from the Guarantor in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, the Beneficiary receives on the due date for such payment (and retains, free from any liability in respect of such deduction or withholding) a net sum equal to the sum which it would have received had no such deduction or withholding been required to be made and the Guarantor shall indemnify the Beneficiary against any losses or costs incurred by it by reason of any failure of the Guarantor to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment. The Guarantor shall promptly deliver to the Beneficiary any receipts, certificates or other proof evidencing the amounts (if any) paid or payable in respect of any deduction or withholding as aforesaid.

8 If any sum due from the Guarantor under this Guarantee or any order or judgment given or made in relation hereto has to be converted from the currency (the "first currency") in which the same is payable under this Guarantee or under such order or judgment into another currency (the "second currency") for the purpose of (i) making or filing a claim or proof against the Guarantor, (ii) obtaining an order or judgment in any court or other tribunal or (iii) enforcing any order to judgment given or made in relation to this Guarantee, the Guarantor shall indemnify and hold harmless the Beneficiary from and against any loss suffered as a result of any difference between (a) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and (b) the rate or rates of exchange at which the Beneficiary may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Guarantor under this clause 8 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Guarantee and the term "rate of exchange" includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

9    The Guarantor represents and warrants to the Beneficiary that:

     (a) the Guarantor is duly incorporated and validly existing in good standing under the laws of the Marshall Islands as a limited liability corporation and has power to carry on its business as it is now being conducted and to own its property and other assets;

     (b) the Guarantor has power to execute, deliver and perform its obligations under this Guarantee, and all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the power of the Guarantor to give guarantees will be exceeded as a result of this Guarantee;

     (c) this Guarantee constitutes valid, legal and enforceable binding obligations of the Guarantor;

     (d) the execution and delivery of, the performance of its obligations under and compliance with the provisions of this Guarantee by the Guarantor will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Guarantor is subject, or (ii) contravene or conflict with any provision of the Guarantor's Articles of Incorporation, By-Laws or other constitutional documents;

     (e) it is not necessary to ensure that legality, validity, enforceability or admissibility in evidence of this Guarantee that it or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in the Marshall Islands or that any stamp, registration or similar tax or charge be paid in the Marshall Islands on or in relation to this Guarantee and this Guarantee is in proper form for its enforcement in the courts of the Marshall Islands;

     (f) the choice by the Guarantor of English law to govern this Guarantee is valid and binding; and

     (g) neither the Guarantor nor any of its assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgment, execution or other enforcement).

10 No failure or delay on the part of the Beneficiary to exercise any right, power or remedy under this Guarantee shall operate as a waiver thereof, nor shall any single or partial exercise by the Beneficiary, of any right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided in this Guarantee are cumulative and are not exclusive of any remedies provided by law.

11 The Guarantor may not assign any of its rights or obligations hereunder. The Beneficiary may assign any of its rights hereunder to Fortis Bank (Nederland) N.V. of Coolsingel 93, 3012 AE Rotterdam, The Netherlands (the "Agent") (acting as security agent and trustee on behalf of a syndicate of banks and other ancillary parties). The Guarantor hereby agrees that it will promptly execute an acknowledgement in favour of the Agent of any notice of assignment delivered to it relating to such assignment.

12 Every claim or notice under this Guarantee shall be in writing and may be given or made by post or fax to the Guarantor or the Beneficiary at their respective addresses given above or to another address notified by the Guarantor or the Beneficiary (or its assignee) to the other under this Guarantee. Every notice shall be deemed to have been received, in the case of a fax at the time of despatch (provided that if the date of despatch is not a working day in the country of the addressee, it shall be deemed received on the next working day), and in the case of a letter, when delivered.

13   (a)  This Guarantee shall be governed by and construed in accordance with
          English law.

     (b) The Guarantor agrees, for the benefit of the Beneficiary, that any legal action or proceedings arising out of or in connection with this Guarantee may be brought in English courts. The Guarantor irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Top Tankers (UK) Limited at present of 50 Park Street, W1K 2JJ, London, England to receive for it and on its behalf, service or process issued out of the English courts in any such legal action or proceedings. The submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Beneficiary to take proceedings against the Guarantor in any other court of competent jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

14 No term of this Guarantee shall be enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Guarantee.

 Yours faithfully

EXECUTED as a DEED BY
for and on behalf of
TOP TANKERS INC.
Pursuant to a Power of Attorney
Dated          March 2006
In the presence of:

Witness:

Name:

Address:

Occupation

EXECUTED as a DEED BY Stamatis Tsantanis for and on behalf of
TOP TANKERS INC.
Pursuant to a Power of Attorney
Dated  8  March 2006
In the presence of:

Witness:

Name: Andreas Louka

Address: Top Tanker Management Inc.,
         109-111 Messogion Av, 1SS26 Greece

Occupation Advocate